EXHIBIT 5

                                  June 20, 2003

Public Service Enterprise Group Incorporated
80 Park Plaza
Newark, NJ 07101

            Re:   Common Stock Being Registered Under
                  the Securities Act of 1933

Dear Sirs:

      As the Associate General Counsel of Public Service Enterprise Group Incorporated ("PSEG"), I have represented PSEG in connection with the filing by PSEG with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") registering 2,120,485 shares of Common Stock without par value (the "Common Stock"). The Common Stock is to be issued under the Public Service Enterprise Group Incorporated Employee Stock Purchase Plan (the "Plan).

      I have examined such documents as I have deemed necessary for the purpose of this opinion, including, without limitation, (a) the Certificate of Incorporation, as amended, and the By-Laws of PSEG; (b) the Plan; and (c) minutes of meetings of the Board of Directors and the Employee Benefits Policy Committee of PSEG. It is my opinion that the Common Stock, to the extent that such securities are previously unissued shares of Common Stock, will become legally issued, fully paid and non-assessable upon:

      1.    the issuance of the shares of Common Stock by PSEG;

      2. the due authorization and execution of the shares of Common Stock in accordance with the terms set forth in the Plan; and

      3. the payment by Plan participants of the purchase price of the shares of Common Stock in accordance with the terms set forth in the Plan.

      I consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me in Item 5 of the Registration Statement. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                                                     Very truly yours,

                                                     /s/ James T. Foran
                                                     ------------------
                                                         James T. Foran